Exhibit  22.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the incorporation by reference in the Registration Statement of Cicero Inc. and Subsidiaries on Form 10-K of our report dated March 31, 2009, relating to the consolidated financial statements and related consolidated financial statement schedule of Cicero Inc. and subsidiaries which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Cicero Inc. and Subsidiaries for the years ended December 31, 2009, 2008 and 2007.

Margolis & Company P.C.

Bala Cynwyd, PA
March 31, 2010